Exhibit 99.1

FOR IMMEDIATE RELEASE

Idenix Pharmaceuticals Contacts:

Kelly Barry (617) 995-9033 (media)

Daniella Beckman (617) 224-4471 (investors)

IDENIX PROVIDES UPDATE ON IDX19368 DEVELOPMENT PROGRAM

- IDX19368, for which Idenix has submitted an IND application,

has been placed on clinical hold by FDA –

CAMBRIDGE, Mass., August 27, 2012 — Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases, today announced that the Company received verbal notice from the U.S. Food and Drug Administration (FDA) that a clinical hold has been placed on IDX19368, the Company’s next-generation nucleotide polymerase inhibitor under development for the treatment of hepatitis C virus (HCV) infection. This news follows an announcement that Idenix made on August 16, 2012 related to a partial clinical hold placed on IDX184, the Company’s lead nucleotide polymerase inhibitor also under development for the treatment of HCV.

The FDA verbally informed Idenix that it placed IDX19368 on clinical hold due to concerns related to the serious cardiac-related adverse events reported for HCV patients treated with BMS-986094, a nucleotide polymerase inhibitor previously under development by Bristol-Myers Squibb Company. To date, no patients have been exposed to IDX19368.

“Based on our discussions with the FDA, we understand the clinical hold is a precautionary decision made by the FDA in light of the adverse events seen with BMS-986094,” said Ron Renaud, President and CEO. “Both IDX184 and IDX19368 fall into the same broader class of NS5B inhibitors, and share the same active metabolite as BMS-986094. However, there are many attributes of our compounds, particularly the prodrug approach, that we believe favorably differentiate the toxicity profiles from that of BMS-986094. We recently learned that Bristol-Myers Squibb has agreed to share relevant information on BMS-986094 with us and hope this helps us to resolve this issue quickly.”

As part of the partial clinical hold placed on IDX184, the FDA has requested additional cardiac testing of patients in the ongoing phase IIb clinical trial of IDX184. More than 50 patients have been scheduled for echocardiograms, and the Company is on track to submit these data to the FDA in the coming weeks. To date, echocardiograms have been performed on a small number of these patients, and the results are normal. Idenix’s primary concern is patient safety and it will work diligently to expedite this review process and continue its discussions with the FDA with the goal of further advancing its drug candidates, IDX184 and IDX19368, in clinical development.

ABOUT IDX19368

IDX19368 is an unpartnered liver-targeted nucleotide prodrug of 2’-methyl guanosine and was selected from a prodrug series of approximately 350 compounds. It has shown high triphosphate levels in vivo, with a low potential for drug-drug interactions.

In the third quarter of 2012, Idenix submitted an investigational new drug (IND) application for IDX19368 with plans to initiate clinical trials in the third quarter of 2012. However, these clinical trials will not commence until the FDA removes the clinical hold.

ABOUT IDX184

IDX184 is an unpartnered, novel, liver-targeted nucleotide prodrug of 2’-methyl guanosine, which includes Idenix’s proprietary liver-targeting technology. This technology enables the delivery of nucleoside monophosphate to the liver, leading to the formation of high levels of nucleoside triphosphate, potentially maximizing drug efficacy and limiting systemic side effects with low, once-daily dosing.

In July 2012, an independent data safety monitoring board reviewed the safety data for this study and confirmed that the side effect profile of IDX184 combined with PegIFN/RBV is consistent with that of PegIFN/RBV alone.

The FDA placed IDX184 on partial clinical hold as reported on August 16, 2012. In previous clinical trials as well as the ongoing phase IIb clinical trial of IDX184 in combination with pegylated interferon and ribavirin (PegIFN/RBV), there has been no evidence to date of cardiotoxicity in patients dosed with IDX184 with PegIFN/RBV beyond that seen with PegIFN/RBV alone. There are currently no patients receiving IDX184 worldwide.

ABOUT IDENIX

Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases. Idenix’s current focus is on the treatment of patients with hepatitis C infection. For further information about Idenix, please refer to www.idenix.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including but not limited to the statements regarding the Company’s development of drug candidates and its future business performance. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “expect,” “plans,” “anticipates,” “intends,” “will,” and similar expressions are also intended to identify forward-looking statements, as are expressed or implied statements with respect to the Company’s potential pipeline candidates, including any expressed or implied statements regarding the Company’s ability to continue clinical development of IDX184 and IDX19368, the efficacy and safety of IDX184 and IDX19368; the likelihood and success of any future clinical trial involving IDX184 and IDX19368 and the successful development of these compounds. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to the following: there can be no guarantees that the Company will advance any clinical product candidate or other component of its potential pipeline to the clinic, to the regulatory process or to commercialization; management’s expectations could be affected by unexpected regulatory actions or delays; uncertainties relating to, or unsuccessful results of, clinical trials, including additional data relating to the ongoing clinical trials evaluating its product candidates and clinical trials of compounds under development by other companies; changes in the Company’s business plan or objectives; competition in general; and the Company’s ability to obtain, maintain and enforce patent and other intellectual property protection for its product candidates and its discoveries. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These and other risks which may impact management’s expectations are described in greater detail under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2011 and the quarterly report on Form 10-Q for the quarter ended June 30, 2012, each as filed with the Securities and Exchange Commission (SEC) and in any subsequent periodic or current report that the Company files with the SEC.

All forward-looking statements reflect the Company’s estimates only as of the date of this release (unless another date is indicated) and should not be relied upon as reflecting the Company’s views, expectations or beliefs at any date subsequent to the date of this release. While Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if the Company’s estimates change.